Exhibit 10.14

MATERIALS TRANSFER, EVALUATION AND EXCLUSIVE OPTION AGREEMENT

THIS AGREEMENT made this 1st day of July, 2020 (“Effective Date”) by and between Case Western Reserve University, an Ohio nonprofit corporation having a place of business at 10900 Euclid Avenue, Cleveland, Ohio 44106-7219 (referred to as “CWRU”) and Mosaic Immunoengineering Inc., a Delaware for-profit corporation, having a place of business at 1537 South Novato Blvd #5, Novato CA 94947 (referred to as “COMPANY”) (each individually a “Party”).

WITNESSETH

WHEREAS, CWRU owns certain technology, including all developments, patents, marketing, and licensing rights in and related to certain Technology (as defined in paragraph 1.7 of this Agreement and which are hereafter referred to as the “Technology”); and

WHEREAS, COMPANY desires to obtain an exclusive option to enter into a license agreement from CWRU for the commercial development, use, and sale of the Technology, products based on the Technology, patents, trade secrets, know-how, and other information related to the Technology;

WHEREAS, COMPANY desires to obtain certain materials from CWRU to evaluate the Technology for an agreed-upon period of time to facilitate its consideration of entering into a license agreement from CWRU; and

WHEREAS, CWRU is willing to provide COMPANY with certain materials and information related to or constituting Technology (as set forth more fully below) for the purposes of enabling COMPANY to conduct such evaluation and CWRU is willing to provide COMPANY with an option to enter into a license agreement and is willing to forestall execution of a license agreement for the Technology with any third party during the period of this Agreement;

NOW, THEREFORE, in consideration of the covenants and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

1.       Definitions

1.1        The Term “Dollars” or “$” shall mean lawful money of the United States of America.

1.2       The term “Equity Securities” shall mean any common or preferred stock of any class or series, as well as and including any securities convertible or exchangeable into any class or series of common stock or preferred stock, whether debt or equity, which, for avoidance of doubt shall include any Excluded Issuances.

1.3       The term “Excluded Issuances” shall mean issuances or sale by the COMPANY as of the Effective Date of (a) Equity Securities issued or reserved for issuance directly or upon the exercise of options under customary Board approved plans or otherwise for the benefit of key employees of the COMPANY and issued pursuant to the COMPANY’s equity plan agreement then in effect or otherwise or (b) Equity Securities issued upon the conversion of convertible securities issued and outstanding on or prior to the Effective Date.

1.4       The term “Field of Use” shall mean all therapeutic, diagnostic, vaccine and preventive uses of Technology for both veterinary and human applications. Final field of use, including specific indications, which may be narrower than the Field of Use, will be defined in any commercial use license. Said commercial use license will necessarily incorporate developmental, regulatory, and commercial distribution/sales milestones for each product that incorporates any Technology in the Field of Use. For clarification purposes, Technology and Materials shall not be used in or on humans during the Evaluation Period unless COMPANY consults with CWRU regarding appropriate, and possibly expanded, indemnification and insurance requirements and receives CWRU’s written authorization to do so. Such authorization will be in CWRU’s sole discretion.

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1.5       The term “Materials” shall mean the materials and/or intellectual property listed on Attachment A.

1.6       The term “Patents” shall mean any patent that issues or has issued to CWRU or patent application covering or consisting of the Technology and based on intellectual property in existence as of the Effective Date and any related patent or patent application that is a continuation, continuation-in-part, divisional, or reissue in the United States of America or any other country.

1.7       The term “Technology” shall mean Materials or any intellectual property developed by COMPANY from Materials including without limitation, all or any of the inventions and developments related thereto or arising out of any compositions, data, strains, patent applications, processes, techniques, contained therein and any physical embodiments thereof.

1.8       The term “Term Sheet” shall mean that certain Term Sheet agreed to by the COMPANY and CWRU in the form of Attachment B hereto.

2.       Materials Transfer and Evaluation License

2.1       During the Twenty Four (24) month period following the Effective Date (referred to as “Evaluation Period”), COMPANY shall use commercially reasonable efforts to evaluate the Materials to determine whether COMPANY desires to enter into a license (referred to as “License Agreement”). Such evaluation is referred to as “Evaluation.” COMPANY agrees that it shall use the Materials only for purposes of the Evaluation and shall not use the Materials for any other purpose whatsoever without CWRU's prior written consent.

2.2       CWRU hereby grants to COMPANY a limited, transferable (solely to Patriot Scientific or any purchaser of COMPANY ), exclusive license (referred to as “Evaluation License”) to evaluate the Materials for use in the Field of Use and to practice any method, process or procedure during the Evaluation Period solely for purposes of the Evaluation. The Evaluation License will terminate upon the expiration or termination of this Agreement, unless extended by mutual agreement. No other evaluation license will be granted in the Field of Use for the Evaluation Period.

3.       License Option

3.1       CWRU hereby grants to COMPANY the exclusive option (referred to as “License Option”), which shall be exercisable only in the manner set forth in Section 3.2, to negotiate and enter into a license agreement with CWRU (referred to as “License Agreement”).

3.2       Provided that COMPANY meets the Diligence Milestones specified in Section 4 below, COMPANY may exercise the License Option at any time prior to the expiration of the Evaluation Period by delivering to CWRU written notice of COMPANY’s intent to exercise the License Option (the “Option Exercise Notice”). If COMPANY fails to deliver the Option Exercise Notice prior to the expiration of the Evaluation Period, the License Option shall expire. In the event that COMPANY timely delivers the Option Exercise Notice, CWRU shall not enter a license to the Technology with another entity for ninety (90) days subsequent to the date of receipt of such Option Exercise Notice, referred to as “License Negotiation Period End Date.” During such ninety (90) day period, the parties will negotiate regarding the final amount of fees and royalties, consistent with Sections 3.3 and 3.4 below. Other than fees and royalties, the license shall be in standard CWRU terms and conditions. It is expressly understood and agreed that no license shall be granted, or deemed to have been granted, to COMPANY unless and until the mutual execution of the License Agreement and that CWRU has no obligation to agree to terms proposed by COMPANY if such financial terms are below the range described in Sections 3.3 and 3.4 below. If COMPANY fails to deliver to CWRU the Option Exercise Notice prior to the expiration of the Evaluation Period or if COMPANY and CWRU fail to execute a License Agreement before the License Negotiation Period End Date, CWRU will have no further obligations to COMPANY with respect to the Technology and subject matter hereof.

3.3       The parties acknowledge and agree that the royalty rates payable on net sales of licensed products that achieve product launch shall fall within the range of 4.0% to 8.0% and the parties agree to negotiate in good faith the final structure.

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3.4       The parties acknowledge and agree that CWRU will receive a range of 10% to 30% of non-royalty sublicensing income and the parties agree to negotiate in good faith the final structure.

4.       Diligence Milestones

4.1       COMPANY must, at a minimum, complete the following milestones to be eligible to exercise the License Option:

(a)	COMPANY shall deliver to CWRU a development plan for the Technology in a form reasonably acceptable to CWRU within Eighteen (18) months of the Effective Date of this Agreement, said development plan must include the following:
(i)	Developmental milestones including but not limited to an animal safety study for each product that includes or incorporates Technology, first commercial prototype of each product that includes or incorporates Technology, etc.; and
(ii)	Regulatory milestones including but not limited to timelines for IND filing or equivalent, clinical phases of testing, and other key regulatory milestones or the equivalent for developing a veterinary product for each product and indication for said product that includes or incorporates the Technology.

(b)	COMPANY shall deliver to CWRU a business plan for the COMPANY’s next five (5) years of operations in a form reasonably acceptable to CWRU within Eighteen (18) months of the Effective Date of this Agreement, said business plan must contain the following:
(i)	COMPANY’s proposed Field of Use definition for the Technology for the License Agreement; and
(ii)	COMPANY’s manufacturing, marketing, pricing, and distribution strategies for each product that includes or incorporates the Technology for each field of use; and
(iii)	Milestones for the first commercial sale of each product that includes or incorporates the Technology; and
(iv)	COMPANY’s forecasts of revenues attributable to the Technology and cost projections for each product that includes or incorporates the Technology.

4.2       COMPANY must also complete the following milestones:

(a)	COMPANY shall raise at least Three Million Dollars ($3,000,000) in equity and/or debt financing and/or grant or government contract funding to advance the Technology within Eighteen (18) months of the Effective Date of this Agreement.

(b)	Generate sufficient preclinical data to support the identification of the initial Field of Use to support the initial planned clinical indication for Technology

(c)	Identify required toxicology studies required to support Phase I clinical trials in the initial Field of Use for Technology

(d)	Determine manufacturing processes and cGMP requirements to manufacture the initial product for use in toxicology studies for Technology

(e)	COMPANY shall deliver to CWRU a report on the findings of COMPANY’s evaluation including, but not limited to, the results observed in milestones 4.2(b) – 4.2(d) within Twenty Four (24) months of the Effective Date of this Agreement.

4.3       COMPANY shall report to CWRU the completion of the Diligence Milestones within thirty (30) days of completion of each Diligence Milestone.

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5.       Fees and Consideration

5.1       In consideration for the Evaluation License, the License Option, and other rights granted hereunder, COMPANY shall reimburse CWRU for the costs of filing, prosecuting, and maintaining Patents incurred during the Evaluation Period. Payments shall be due within thirty (30) days of the COMPANY’s receipt of invoices for the reimbursement of such costs. COMPANY and CWRU shall endeavor to mutually agree on the patent strategy and filings prior to incurring additional costs during the term of this Agreement. If COMPANY is unable to reimburse CWRU for any given application within thirty (30) days of the receipt of an invoice therefor, then CWRU and COMPANY shall endeavor to mutually agree to a payment plan. If CWRU and COMPANY are unable to mutually agree to a payment plan, then CWRU shall provide COMPANY with sixty (60) days written notice to cure said payment default. If the default is not cured within said period, then COMPANY shall have no rights to that application and said application will no longer be subject to this Agreement.

5.2        In further consideration for the Evaluation License, the License Option, and other rights granted hereunder, COMPANY shall issue to CWRU Equity Securities comprised of a number of shares of Class B Common Stock in the COMPANY such that CWRU owns ten percent (10%) of the COMPANY as of the Effective Date on a fully diluted basis, which shares shall have the rights and preferences described in the Term Sheet and otherwise reasonably satisfactory to CWRU. Such shares of Class B Common Stock shall have the anti-dilution protections described in the Term Sheet. Such Shares issued to CWRU shall be reflected in capitalization table of the COMPANY as of the Effective Date and consistent with the Term Sheet and shall be considered issued as of the Effective Date for all purposes, including tax purposes. CWRU shall not, as a condition of this Agreement, require that additional Units be issued to CWRU by COMPANY to exercise the License Option. Further, until the cumulative fully-diluted ownership percentage of CWRU falls below three percent (3%) of COMPANY, CWRU shall have the right, but not the obligation, to appoint one observer to attend and participate in, but who will not have any voting rights with respect to, all meetings of the Board, all committees of the Board and all sub-committees of the Board (the “Board Observer”). The Board Observer will have the right to receive all meeting materials sent to the members of the Board, committee members and subcommittee members. The COMPANY shall promptly include the provisions of this Section 5 and the Term Sheet in the Certificate of Incorporation or other agreement, as appropriate, of the COMPANY, or an amendment thereto, to the reasonable satisfaction of CWRU. Within 90 days from the issuance of the Class B Common Stock, the Company shall pay all reasonable due diligence costs and outside legal fees and expenses incurred by CWRU in connection with the issuance of the Class B Common Stock up to a maximum reimbursable cap of fifteen thousand Dollars ($15,000).

6.       Intellectual Property Rights

6.1       Title to all Materials, including, but not limited to, materials containing any portion of the Materials or materials derived from the Materials, shall remain in CWRU. Notwithstanding the foregoing, during the Term, COMPANY shall be responsible for the care and control of the Materials and shall not transfer the Materials to any third party without prior written approval of CWRU.

6.2       CWRU shall have sole and exclusive ownership of all intellectual property rights in or related to, the Materials and Technology, and no such rights, whether in the nature of patent, trademark, copyright or trade secret rights, are being granted to COMPANY hereunder other than the Evaluation License. COMPANY agrees that CWRU retains all such rights and that COMPANY has no proprietary rights or interest in the Materials or Technology.

6.3       It is not anticipated that COMPANY will develop any new intellectual property or invention of a product, device, process or method, whether patentable or unpatentable, based on, containing, or derived from the Technology and/or the Materials during the Term hereof; provided, that in the event that it does develop any such intellectual property or invention, COMPANY shall promptly notify CWRU, but not any other entity, of any such development and all title and rights to the intellectual property or invention resulting from such development shall be the property of CWRU and COMPANY hereby assigns such to CWRU and agrees to execute any further documents necessary to memorialize such assignment.

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7.       Patent Prosecution

7.1       If COMPANY fails to reimburse CWRU for costs arising from any Patent(s) when due in accordance with Section 5.1, CWRU shall have the right, at its sole discretion, to terminate the rights to the patent application not paid.

7.2       CWRU will maintain final authority in all decisions regarding the prosecution and maintenance of the Patents during the Evaluation Period. CWRU will, however, to the extent practicable under the circumstances, provide to COMPANY all documents prepared by CWRU’s patent counsel for review and comment prior to filing.

7.3       COMPANY shall not contest the validity of the Patents.

7.4       As part of any License Agreement entered pursuant to the License Option granted herein, COMPANY shall be responsible for the reimbursement of all past Patent costs. As of the Effective Date, the total of past Patent expenses received by CWRU for invoices received from patent counsel through June 15, 2020 is $266,805.53 (the “Past Expenses”).

8.       Confidential Information

8.1       For purposes of this Agreement, “Confidential Information” shall mean any information relating to the Technology, including patent applications, and all related foreign applications, continuations, continuation-in-part and divisional applications, or any of them, or any other information disclosed to COMPANY in the manner set forth hereinafter. All such information shall be Confidential Information including information disclosed to COMPANY prior to the date of this Agreement, unless such information (i) was already in COMPANY’s possession prior to the disclosure thereof by CWRU as provided in subparagraph (a) hereof, (ii) has been published or is published hereafter, unless such publication is a breach of this Agreement, (iii) is received by COMPANY from a third party not under any obligation of confidentiality with respect thereto, or (iv) is independently developed by an employee of COMPANY without access to Confidential Information as proven by clear and convincing evidence.

(a) In the event that such information (other than information generated pursuant to COMPANY’s Evaluation) shall be established to have been known to COMPANY prior to the disclosure thereof by CWRU by reference to any publication thereof by COMPANY or by reference to any internal writing or other business record maintained by COMPANY in the ordinary course of business, such information shall not be deemed to be Confidential Information for purposes of this Agreement following notification to CWRU of such fact.

(b) With respect to any information not related to the Technology which is sought by CWRU to be Confidential Information subject to this Agreement, CWRU shall mark such information as “Confidential” prior to disclosing it to COMPANY.

(c) With respect to any oral communication, not related to the Technology, which is deemed by CWRU to be Confidential Information subject to this Agreement, CWRU shall notify COMPANY of such fact and within thirty (30) days thereafter CWRU shall send a memorandum to COMPANY outlining the information deemed to be Confidential Information.

8.2.       COMPANY shall maintain in confidence and shall not disclose to any person not a party hereto, any Confidential Information, unless such information is shared under a separate confidentiality agreement between COMPANY and the third party with terms no less strict than the terms contained herein.

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8.3       COMPANY shall exercise all reasonable precautions to prevent the disclosure of Confidential Information by its employees or representatives, and in any event shall maintain with respect to such Confidential Information a standard of care which is no less than that standard which COMPANY maintains to prevent the disclosure of its own confidential information.

8.4       COMPANY shall not use or exploit any Confidential Information, Technology, and/or Materials except for purposes of the Evaluation.

8.5       COMPANY acknowledges that the Technology and the Confidential Information are unique and valuable assets of CWRU, and that breach of this Agreement would result in irreparable injury to CWRU which could not be remedied by monetary damages. Therefore, COMPANY agrees that, in the event of a breach or threatened breach of the terms of this Agreement, CWRU shall be entitled to an injunction prohibiting any such breach, or to specific performance or any other equitable remedy available to CWRU. Any such equitable relief shall be in addition to and not in lieu of any other appropriate relief at law to which CWRU may be entitled.

9.       Term and Termination

9.1       The term of this Agreement (referred to as “Term”) will commence on the Effective Date and, unless terminated earlier pursuant to Section 9.2 or 9.3, will continue in full force and effect until the expiration of the Evaluation Period or, in the event that COMPANY timely delivers the Option Exercise Notice, until the License Negotiation Period End Date.

9.2       CWRU may terminate this Agreement (in advance of the conclusion of the Term) at any time upon written notice to COMPANY in the event that COMPANY materially breaches any provision hereof, provided CWRU provides its notice of breach to COMPANY and COMPANY is unable to cure said material breach within Sixty (60) days from the date of receipt of said written notice.

9.3       COMPANY may terminate this Agreement at any time upon written notice to CWRU for any reason or no reason.

9.4       Upon the termination or expiration of this Agreement:

(a) Each party shall promptly deliver to the other party all Confidential Information of such other party and all embodiments thereof then in its custody, control or possession and shall deliver within ten (10) days after such expiration or termination or request a written statement to the other party certifying to such action; and

(b) COMPANY shall discontinue its use of the Technology and the Materials and shall deliver to CWRU all Technology and Materials, as well as any materials and/or products made from Technology or Materials accompanied by a description of the method of synthesis or manufacture of such materials and/or products.

9.5       Sections 1 (Definitions), 6 (Intellectual Property Rights), 8 (Confidential Information), 9.4 and 9.5 (Term and Termination), 10 (No Warranty), 11 (Indemnification), 12 (Assignment), 13 (Interpretation), and 15 (Notices) shall survive the expiration or termination of this Agreement and remain in full force and effect.

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10.       No Warranty

ALL TECHNOLOGY, information, materials, services, intellectual property or other property or rights, granted or provided by CWRU pursuant to this agreement (“DELIVERABLES”) are PROVIDED on an “as is” basis. CWRU makes no warranties of any kind, either expressed or implied, as to any matter including, but not limited to, warranty of fitness for particular purpose, or merchantability, exclusivity or results obtained from use. nor shall EITHER party HERETO be liable tO the OTHER for THE OTHER’s indirect, special, or consequential damages such as loss of profits or INABILITY to use said intellectual property or any applications and derivations thereof. CWRU does not make any warranty of any kind with respect to freedom from patent, trademark, or copyright infringement, or theft of trade secrets and does not assume any liability hereunder for any infringement of any patent, trademark, or copyright arising from the use of DELIVERABLES. COMPANY agrees that it will not make any warranty on behalf of CWRU, expressed or implied, to any entity concerning the application of or the results to be obtained with DELIVERABLES.

11.       Indemnification

COMPANY agrees to indemnify, hold harmless and defend CWRU, its officers, employees and agents, from and against any and all claims, suits, losses, damages, costs, fees and expenses arising from COMPANY’s conduct with respect to this Agreement or its possession, use, evaluation, or application of Materials or Technology. This obligation shall survive termination of this Agreement.

12.       Assignment

12.1       Neither party may assign this Agreement or any of its obligations hereunder without the prior written consent of the other; however, this Agreement shall be binding upon and inure to the benefit of the successors, personal representatives and permitted assigns of the parties hereto. This Agreement may, with CWRU’s consent, be assigned by COMPANY to any company acquiring substantially all of COMPANY’s assets, which consent shall not be unreasonably withheld.

13.       Interpretation

This Agreement shall be governed by and construed under the laws of the State of Ohio and shall not be modified or amended in any respect except in writing executed by both parties.

14.        Jurisdiction and Venue

The parties consent to the exclusive jurisdiction of the courts of Cuyahoga County, Ohio to resolve any and all disputes relating to this Agreement. COMPANY hereby irrevocably and unconditionally (i) waives any objection to the laying of venue in any court located in Cuyahoga County, Ohio with respect to any lawsuit relating to this Agreement, (ii) consents to receive service of any summons or other legal process by registered or certified mail, postage prepaid, at the address for notices described in the Section entitled “Notices” hereof, and (iii) waives any objection to the effectiveness or validity of service pursuant to subsection (ii) above.

15.       Use of Materials

The Material shall in no event be used in human beings (including for diagnostic purposes). All research involving the Technology and Material (including but not limited to research involving the use of animals and recombinant DNA) and disposal of the Material shall be conducted in accordance with all federal, state, local, import/export and other laws, regulations, and ordinances governing such research including applicable NIH guidelines. COMPANY shall comply with all U.S. export laws and regulations pertaining to the export of technical data, services and commodities.

16.       Notices

Any payment, notice, or other communication required or authorized to be given hereunder shall be deemed to have been properly given and to be effective: (a) upon delivery if delivered in person, or (b) sent by postage prepaid, registered or certified first class mail and addressed to the applicable party at the address given below, or to such other address as such party shall specify for itself by like notice to other party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate counterparts, each of which shall be deemed to constitute an original. This Agreement is executed by the parties with the intent to be legally bound hereby.

The undersigned verify that they have the authority to bind to this Agreement the party on behalf of which they are executing below.

Case Western Reserve University	COMPANY

By: /s/ Michael J. Haag	By: /s/ Steven King

Name: Michael J. Haag	Name: Steven King
Title: Executive Director Technology	Title: President and CEO
Management, Technology Transfer
Office, Case Western Reserve
University

Date: 7/2/2020	Date: 1 July 2020

By: /s/ Michael Lee	Address for Notices:

Name: Michael Lee	Mosaic Immunoengineering Inc.
1537 South Novato Blvd #5
Title: Treasurer	Novato, CA 94947
Attn: Steve King, President and CEO
Date: 7/10/2020

Address for Notices:

Case Western Reserve University

Technology Transfer Office

Sears Building, Sixth Floor

10900 Euclid Avenue

Cleveland, Ohio 44106-7219

Attention: Executive Director, Technology Management

Facsimile: 216-368-0196

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Attachment A

Description of Materials

For the purposes of this Agreement, “Materials” shall mean all or any of the following CWRU invention disclosures:

and includes all or any of the inventions and developments described or disclosed therein, patents, patent applications (including but not limited to those referenced above), or any physical embodiments thereof, data, figures, manuscripts, and know-how related thereto including:

CWRU IDF Number 2013-2417 entitled “Non-Covalent Loading of Plant Picornavirus Particles” with US Patent Application US2015/0376578 A1 and EP Patent Application 14754692.3

CWRU IDF Number 2015-2767 entitled “Cancer Immunotherapy using Virus Particles with US Patent Application US2018/0133304 A1 and associated foreign patent applications in Japan, China, Canada, Australia, and EP, US non-published patent application with patent serial number 16/612,214, and PCT Patent application with publication number WO 2018/208828 A1

CWRU IDF Number 2017-3151 entitled “Melt Processed Viral Nanoparticle Constructs” with US Patent Application US2019/0350871 A1 and EP Patent Application 17868454.4

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Attachment B

Term Sheet For Class B Common STOCK of

Mosaic ImmunoEngineering Inc

aTtachment B

Term Sheet

For Class B Common STOCK of

Mosaic ImmunoEngineering Inc.

July 1, 2020

TERM	TOPIC	DESCRIPTION
	Parties:	Company: Mosaic Immunoengineering Inc (the “Company”) Preferred holder: Case Western Reserve University (“CWRU”)
	The term sheet:	This Term Sheet sets forth the principal terms of a proposed issuance to CWRU of Class B Common (as defined below) in connection and concurrently with the execution of the Materials Transfer, Evaluation and Exclusive Option Agreement (“Exclusive Option”) by CWRU to the Company of certain technology (the “Technology”). This Term Sheet does not constitute a legally binding obligation and it is the parties’ intent that, until definitive agreements are entered into, no agreement shall exist between them.
	Issuance/Type of Security:	Upon the grant of the Exclusive Option for the Technology and as consideration for such grant of the Exclusive Option, the Company will issue to CWRU a newly-issued class of common stock to be designated as Class B Common Stock of the Company (the “Class B Common”). The Class B Common will rank pari passu to the common stock of the Company with respect to dividends and distributions but will have certain anti-dilution and conversion features described in this Term Sheet.
	Capitalization:	The Company’s capital structure immediately after the execution of the Exclusive Option is set forth on Exhibit A attached hereto.
	Issuance Consideration:	The grant of the Exclusive Option shall be the full consideration for the issuance to CWRU of the Class B Common.

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Conversion; Antidilution:	The Class B Common, which shall be issued only to CWRU, initially and until a “Triggering Event” be convertible into 10% of the fully diluted common stock of the Company (including for such purposes all other convertible securities outstanding and reserved for issuance except stock options issued and outstanding and reserved for issuance under board approved employee stock option plans reserving for issuance no more than ten percent (10%) of the outstanding common stock of the COMPANY at any time outstanding through a “Triggering Event”). Upon the occurrence of the Triggering Event, the Class B Common shall be converted into that number of shares of common stock equal to 10% of the Company’s fully diluted common stock and shall have all of the rights and privileges of such common stock. “Triggering Event” means the completion by the Company of a capital raise of not less than $1,000,000 through the issuance and sale of common or preferred stock. In addition, if the Company executes a merger into another company (“Buyer”) prior to the raise of $1,000,000 in new capital, then the net working capital of the Buyer as of the closing date shall be offset and applied against the $1,000,000 of new capital being raised. For example, if the Buyer had net working capital as of the closing date of $400,000, then the Triggering Event shall occur upon the completion by the Company of a capital raise of not less than the remaining $600,000 through the issuance and sale of common or preferred stock.
Protective Provision	If the Company executes a merger into Buyer, the Class B Common shall receive equivalent securities in the surviving company, whether in the form or Common or Convertible Preferred with rights no less than those the Class B Common possesses hereunder. Such rights shall be documented in the certificate of incorporation or certificate of designation to the satisfaction of CWRU.
Registration Rights:	The holders of the Class B Common (and, upon conversion, the underlying common stock) will be entitled to customary “piggyback” registration rights in connection with an initial public offering of the Company’s securities.
Voting:	On all matters, the holders of the Class B Common shall be entitled to vote together with the holders of the Company’s common stock as a single class, except as otherwise required by law.
Information Rights:	Each holder of Class B Common will have customary information rights until the completion by the Company of an underwritten, firm commitment initial public offering (“IPO”) resulting in the Company being traded on a national securities exchange.
First Refusal & Tag Along Rights:	The holders of Class B Common shall have customary co-sale rights until the completion of an IPO.
Drag Along Rights:	The members holding at least a majority of the outstanding voting securities of the Company shall have customary drag along rights until the completion of an IPO.
Transaction Fees:	Upon the issuance of the Class B Common, the Company shall pay all reasonable due diligence costs and outside legal fees and expenses incurred by CWRU in connection with the issuance of the Class B Common up to a maximum reimbursable cap of $15,000.
Governing Law:	Ohio law will govern this letter and all of the Definitive Documentation.
No Binding Effect of Liability:	The parties understand and acknowledge that this Term Sheet is not a legally binding agreement and that the failure to execute and deliver the definitive documentation with respect hereto shall impose no obligation or liability on CWRU or the Company. Neither CWRU nor any affiliates of CWRU shall have any liability whatsoever in the event that the transactions contemplated or proposed hereby shall not be consummated.

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IN WITNESS HEREOF, the undersigned agree to be bound by and accept the terms and conditions contained in this Term Sheet as of the date first set forth above.

Mosaic ImmunoEngineering Inc.

By: _________________________
Name:
Title:

CASE WESTERN RESERVE UNIVERSITY

By: _________________________
Name:
Title:

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Exhibit A

Capitalization of

Mosaic ImmunoEngineering Inc.

Shares of Common Stock Authorized	1,000,000
Shares of Common Stock issued and outstanding	630,000
Shares of Common Stock reserved for future issuance	370,000

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